Exhibit 99.3

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF RAGING RIVER CAPITAL LP, A DELAWARE LIMITED PARTNERSHIP

This Amended and Restated Limited Partnership Agreement is made and entered into as of this 21st day of December, 2015 by and between Raging River Capital GP LLC, a Delaware limited liability company, in its capacity as general partner (General Partner) and those persons listed in the Register of Partners (as supplemented from time to time), as limited partners (Limited Partners). Certain capitalized terms used herein are defined in Article 1.

WITNESSETH:

WHEREAS the Partnership was originally established as a Delaware limited liability company on December 3, 2014 and was converted into a Delaware limited partnership on December 14, 2015 pursuant to section 17-217 of the Act;

AND WHEREAS the General Partner, Granite Creek Partners, LLC and Westwood Capital LLC entered into a limited partnership agreement with respect to the Partnership on December 14, 2015 (the Initial Agreement);

AND WHEREAS the parties hereto wish to amend and restate the Initial Agreement in the manner set forth herein;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions. The following terms used in this Partnership Agreement shall have the following meanings:

1.1.1                     Act shall mean the Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.

1.1.2                     Affiliate of a Person means any Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For this purpose, Control, Controlled, and Controlling means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

1.1.3                     Alternative Vehicles has the has the meaning set forth in Section 5.4.

1.1.4                     Book Value means, with respect to any Partnership property, the Partnership’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments under Section 8.2.3; provided that the Book Value of any asset contributed to the Partnership shall be equal to the fair market value of the contributed asset on the date of contribution, as determined by the General Partner in its discretion, and the Book Value of any Partnership property distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value, as determined by the General Partner in its discretion.

1.1.5                     Business Day shall mean any calendar day other than a Saturday, Sunday or any other calendar day on which commercial banks in Chicago, Illinois are authorized by law to close.

1.1.6                     Capital Account as of any given date shall mean the Capital Contribution to the Company by a Partner (or other Interest Holder) as adjusted up to such date pursuant to Article 8.

1.1.7                     Capital Contribution shall mean the contribution to the capital of the Partnership in cash or property by a Partner (or other Interest Holder) whenever made as set forth in the Register of Partners.

1.1.8                     Cause with respect to the General Partner, shall mean if the General Partner is adjudicated in a final, non-appealable judgment by a court of competent jurisdiction as having committed in respect of the Partnership an act involving gross negligence, fraud or willful misconduct.

1.1.9                     Certificate shall mean the Certificate of Limited Partnership of the Partnership as filed with the State of Delaware, as amended from time to time.

1.1.10              Code shall mean the Internal Revenue Code of 1986, as amended.

1.1.11              Deficit Capital Account shall mean with respect to any Partner (or other Interest Holder), the deficit balance, if any, in such Person’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

1.1.11.1                            A credit to such Capital Account of any amount which such Person is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations or deemed obligated to restore pursuant to the next to last sentence of Sections 1.704-2 (g)(1) and (1)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner for non-recourse debt (as determined under Section 1.704-2(l)(3) of the Treasury Regulations); and

1.1.11.2                            A debit to such Capital Account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

1.1.12              Distributable Cash shall mean all cash, revenues and funds received by the Partnership from Partnership operations, less the sum of the following to the extent paid or set aside by the Partnership: (i) all principal and interest payments on indebtedness of the Partnership and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Partnership’s business; and (iii) such Reserves as the General Partner deems reasonably necessary for the proper operation of the Partnership’s business.

1.1.13              Economic Interest shall mean a Partner’s or Economic Interest Owner’s share of one or more of the Partnership’s Net Profits, Net Losses and distributions of the Partnership’s assets pursuant to this Partnership Agreement and the Act, but shall not include any right to participate in the management or affairs of the Partnership, including the right to vote on, consent to or otherwise participate in any decision of the Limited Partners.

1.1.14              Economic Interest Owner or Economic Interest Holder shall mean the owner of an Economic Interest who is not a Partner. Solely for purposes of the allocation and distribution provisions of this Agreement, all references to the Partners in such provisions shall include the Economic Interest Owners to the extent applicable to reflect the intention of this Agreement, as determined by the General Partner.

1.1.15              Entity shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

1.1.16              ERISA means the Employee Retirement Income Security Act of 1974, the related provisions of the Code, and the respective rules and regulations promulgated thereunder, in each case as amended from time to time, and judicial rulings and interpretations thereof.

1.1.17              General Partner shall mean Raging River Capital GP LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership, and any successor general partner of the Partnership pursuant to the terms of this Partnership Agreement.

1.1.18              Gifting Partner shall mean any Limited Partner or Economic Interest Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Interest or Economic Interest.

1.1.19              Initial Closing means the date on which a Person other than Granite Creek Partners, LLC or Westwood Capital LLC is first admitted as a Limited Partner of the Company.

1.1.20              Interest shall mean a Partner’s entire interest in the Partnership including such Partner’s Economic Interest and the right to vote on or consent to any decision or action of or by the General Partner granted pursuant to this Partnership Agreement and the Act.

1.1.21              Interest Holder shall mean either a Partner holding an Economic Interest or an Economic Interest Owner.

1.1.22              Limited Partner shall mean the Persons admitted as limited partners of the Partnership, which limited partners shall be listed in the Register of Partners, and shall include their successors and permitted assigns to the extent admitted to the Partnership as limited partners in accordance with the terms hereof, in their capacities as limited partners of the Partnership, and shall exclude any Person that ceases to be a Partner in accordance with the terms hereof. For purposes of the Act, the Limited Partners shall constitute a single class, series and group of limited partners.

1.1.23              Majority Interest shall mean one or more Interests, which in the aggregate exceed 75% of all Percentage Interests.

1.1.24              Net Profits and Net Losses for any fiscal year or other period shall mean the income, gain, loss, deductions and credits of the Partnership in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting used by the Partnership for federal income tax purposes with the following adjustments:

1.1.24.1                            if the Book Value of any Partnership property is adjusted pursuant to Section 8.2.3, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

1.1.24.2                            items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

1.1.24.3                            to the extent that the Partnership distributes any asset in kind to Partners, the Partnership shall be deemed to have realized Net Profit or Net Losses thereon in the same manner as if the Partnership had sold such asset for an amount equal to the fair market value (as determined by the General Partner in its discretion) of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject; and

1.1.24.4                            any items of income, gain, loss or deduction allocated pursuant to Section 9.2 shall not be taken into account in computing such taxable income or loss.

1.1.25              Partner shall mean the General Partner or any of the Limited Partners and Partners means the General Partner and all of the Limited Partners.

1.1.26              Partner Nonrecourse Debt Minimum Gain has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

1.1.27              Partner’s Tax Liability has the meaning set forth in Section 9.4.

1.1.28              Partnership shall refer to Raging River Capital LP.

1.1.29              Partnership Agreement shall mean this Partnership Agreement as originally executed and as amended from time to time.

1.1.30              Partnership Minimum Gain has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

1.1.31              Percentage Interest shall mean, for any Partner (or other Interest Holder) on any day, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of such Partner’s (or other Interest Holder’s) Capital Contribution and the denominator of which is the total Capital Contributions of all Partners (or other Interest Holders). Each Partner’s (or other Interest Holder’s) Percentage Interest will be set forth in the Register of Partners.

1.1.32              Persons shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

1.1.33              Plan Assets Regulations means U.S. Department of Labor rules and regulations, including 29 C.F.R. §2510.3-101 et seq., as amended by Section 3(42) of ERISA, that address the applicability of ERISA to entities in which employee benefit plans directly or indirectly invest.

1.1.34              Preferred Return shall mean an eight percent (8%) per annum return, compounded annually, which begins to accrue on the date a Limited Partner makes a Capital Contribution, and which shall be computed on a Limited Partner’s unreturned Capital Contributions, as such balance is adjusted from time to time.

1.1.35              Register of Partners has the meaning set forth in Section 4.1.

1.1.36              Reserves shall mean funds set aside or accrued or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the General Partner in its discretion for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Partnership’s business.

1.1.37              Selling Partner shall mean any Interest Holder which sells, assigns, pledges, hypothecates or otherwise transfers for consideration all or any portion of its Interest or Economic Interest.

1.1.38              Side Letters has the meaning set forth in Section 15.23.

1.1.39              Target means Taseko Mines Limited.

1.1.40              Tax Distribution has the meaning set forth in Section 9.4.

1.1.41              Term has the meaning set forth in Section 2.5.

1.1.42              Transferring Partner shall collectively mean a Selling Partner and/or a Gifting Partner.

1.1.43              Treasury Regulations shall include proposed, temporary and final regulations promulgated under the Code.

ARTICLE 2
FORMATION OF COMPANY

2.1                               Formation. Raging River Capital LP has been organized as a Delaware Limited Partnership by executing and filing the Certificate with the Secretary of State of the State of Delaware in accordance with and pursuant to the Act.

2.2                               Name. The name of the Partnership is “Raging River Capital LP”.

2.3                               Principal Place of Business. The principal place of business of the Partnership shall be 222 West Adams, Suite 1980, Chicago, Illinois 60606. The Company may locate its places of business and registered office at any other place or places, as the General Partner deems advisable.

2.4                               Registered Office and Registered Agent. The Partnership’s initial registered office shall be at the office of its registered agent, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808 and the name of its initial registered agent shall be Corporation Service Company. The registered office and/or registered agent may be changed from time to time by the General Partner in its discretion by filing the appropriate forms with the State of Delaware pursuant to the Act, reflecting the address of the new registered office and/or the name of the new registered agent.

2.5                               Term. Unless earlier dissolved and terminated in accordance with the provisions of Article 13, the term of the Partnership shall continue through the close of business on the 8th anniversary of the Initial Closing; provided that the General Partner shall have the right to extend the term of the Partnership for successive one-year periods up to a maximum of two years (such term, including any such extensions, being referred to as the Term). The General Partner shall notify the Limited Partners promptly of any such extension.

ARTICLE 3
OBJECTIVE OF THE PARTNERSHIP

3.1                               Principal Objective. The Partnership’s principal objective is to restore investor confidence in and increase shareholder returns at the Target through effecting changes in the Target’s board of directors. In order to achieve this objective the Partnership will acquire common shares and bonds of the Target and carry out a concerned shareholder campaign in respect of the Target, which campaign may include, among other things, retaining a proxy solicitor, engaging legal counsel on behalf of the Partnership, preparing and distributing shareholder materials and pursuing legal remedies either through regulatory authorities or courts, as appropriate, and engaging in such activities incidental or ancillary thereto as determined by the General Partner in its sole discretion.

3.2                               Further Acts. The Partnership may undertake any other lawful business which shall at any time appear conducive to or expedient for the protection or benefit of the Partnership and its assets as determined by the General Partner in its sole discretion.

ARTICLE 4
PARTNERS

4.1                               Register of Partners. The General Partner shall cause to be maintained in the principal office of the Partnership a register setting forth the name, mailing address, e-mail address and amount of the Capital Contribution of each Partner and such other information as the General Partner may deem necessary or desirable (the Register of Partners). The Register of Partners shall not be part of this Partnership Agreement. The General Partner shall from time to time update the Register of Partners as necessary to accurately reflect the information therein. Any reference in this Partnership Agreement to the Register of Partners shall be deemed a reference to the Register of Partners as in effect from time to time. Subject to the terms of this Partnership Agreement, the General Partner may take any action authorized hereunder in respect of the Register of Partners without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Register of Partners.

4.2                               Initial Closing. The General Partner is authorized to accept, in its discretion and on behalf of the Partnership, any subscription agreements submitted to the Partnership on the Initial Closing.

4.3                               Additional Limited Partners. Notwithstanding anything herein to the contrary, additional Limited Partners may be added after the Initial Closing if approved by the General Partner and by the vote of a Majority Interest; provided, however, that each existing Limited Partner shall be allowed to contribute additional capital on the same basis as the proposed Limited Partner is granted, so that each existing Limited Partner shall have the right (but not the obligation) to avoid dilution of his, her or its Percentage Interest.

4.4                               Contribution of General Partner. The General Partner shall make a Capital Contribution to the Partnership, which shall be at least 0.1% of the aggregate Capital Contributions of the Limited Partners.

ARTICLE 5
MANAGEMENT OF THE PARTNERSHIP

5.1                               Management. Except as otherwise expressly provided in this Partnership Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner. Without limiting the foregoing, the General Partner shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the laws of the State of Delaware.

5.2                               Delegation Permitted. The General Partner may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the General Partner may delegate to any such person or entity such authority to act on behalf of the Partnership as the General Partner may from time to time deem appropriate.

5.3                               Liability for Certain Acts. The General Partner shall perform its duties in good faith, in a manner it reasonably believes to be in the best interests of the Partnership, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Except as otherwise required by law or the provisions of this Partnership Agreement, no present or former General Partner, nor their members and Affiliates nor, if so approved by the General Partner, the Partnership’s other officers, employees or agents, if any (each, a Covered Person), shall be personally liable to the Partnership or to any Partner for (a) any action taken or omitted to be taken with respect to the Partnership that is not in violation of the provisions of this Partnership Agreement or for any action taken or omitted to be taken by any member, officer, employee or agent of the Partnership, in each case, except in the case of, and to the extent of, such Covered Person’s own fraud, gross negligence or willful misconduct, (b) any action or inaction arising from reliance in good faith upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them with reasonable care, or (c) any action or inaction of any agent, contractor or consultant selected and monitored by any of them with reasonable care. To the extent that, at law or in equity or otherwise, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, such Covered Person acting under this Partnership Agreement shall not be liable to the Partnership or to any such other Partner for its reasonable good faith reliance on the provisions of this Partnership Agreement. The provisions of this Partnership Agreement, to the extent that they expand, restrict or eliminate the duties (including fiduciary duties) and liabilities of the Covered Persons otherwise existing at law or in equity or otherwise, are agreed by the Partners to modify and replace to that extent such other duties and liabilities of the Covered Persons.

5.4                               General Partner No Exclusive Duty to Partnership. Neither the General Partner nor a manager of the General Partner shall be required to manage the Partnership as its sole and exclusive function and they and their respective Affiliates may have other business interests and engage in activities in addition to those relating to the Partnership. Neither the Partnership nor any Partner shall have any right, by virtue of this Partnership Agreement, to share or participate in such other investments or activities of the General Partner or any of its members or their respective Affiliates or to the income or proceeds derived therefrom. The General Partner or any Affiliate of the General Partner may establish one or more additional funds or similar vehicles (Alternative Vehicles) in addition to the Partnership to facilitate, from a legal, tax, regulatory or other standpoint, investments by certain investors. Certain assets of the Partnership may be reallocated by the General Partner (in its reasonable discretion and to the extent reasonably practicable) among the Partnership and any Alternative Vehicle. Any such reallocation is expected to be effected, if at all, by the purchase and sale of portions of such assets between/among such entities (as reasonably determined by the General Partner) at a price equal to the acquisition cost of each such asset.

5.5                               Indemnity of the General Partner, Employees and Other Agents. Except as otherwise required by law or the provisions of this Partnership Agreement, the Partnership shall, to the maximum extent permitted under the Act, indemnify each Covered Person against any losses, liabilities, damages or expenses (including amounts paid for attorneys’ fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such Covered Persons may directly or indirectly become subject for any action taken or omitted to be taken on behalf of the Partnership or in connection with any involvement with the Partnership (including serving as a manager, officer, director, consultant or employee of Target), but only to the extent that such Covered Person (a) acted in good faith, (b) acted in a manner reasonably believed to be authorized or conferred upon such Covered Person, (c) acted in a manner reasonably believed to be in the best interests of the Partnership or Target, and (d) was neither grossly negligent nor engaged in fraud or willful misconduct. In the sole discretion of the General Partner, the Partnership may pay the expenses incurred by any such Covered Person indemnifiable hereunder in connection with any proceeding in advance of its final disposition, so long as the Partnership receives an undertaking by such Covered Person to repay the full amount advanced if there is a final determination (i) that such Covered Person did not satisfy the standards set forth in any of clauses (a), (b), (c) and (d) above or (ii) that such Covered Person is not entitled to indemnification as provided herein for any other reason.

5.6                               Resignation. The General Partner has no right to withdraw from the Partnership as a general partner.

5.7                               Removal. The General Partner may be removed by a vote of the Limited Partners holding 75% of the Percentage Interests provided that, unless removed for Cause, then immediately after the admission of the successor general partner selected pursuant to Section 5.8, the replaced General Partner shall become, without any further action being required of any Person, a Limited Partner and shall cease being the general partner of the Partnership, but shall not thereafter be obligated to fund any partnership expenses. Should no replacement general partner be selected pursuant to Section 5.8 then the removed General Partner will be entitled to receive the carried interest provided for in Section 9.4 when the Partnership is dissolved. The replaced General Partner shall thereafter be entitled to receive all distributions that otherwise would have been distributable to it pursuant to this Agreement as if it had not been removed as the general partner of the Partnership. The replaced General Partner and its members and Affiliates shall continue to be Covered Persons and to be entitled to indemnification hereunder pursuant to Section 5.5 with respect to liabilities relating to actions taken or omitted to be taken prior to the removal of the General Partner or arising out of or relating to their activities during the period prior to the removal of the General Partner as the general partner of the Partnership or otherwise arising out of the replaced General Partner’s service as general partner of the Partnership. Upon the removal of the General Partner, the General Partner shall have no further obligations or liabilities as a general partner of the Partnership pursuant to this Agreement or under applicable law with respect to or in connection with any obligations or liabilities arising from and after such removal, and all such future obligations and liabilities shall automatically cease and terminate and be of no further force or effect with respect to the General Partner.

5.8                               Vacancies. In the event the General Partner is removed or is incapable of acting the vacancy may be filled by the affirmative vote of Limited Partners holding a Majority Interest. Should the Limited Partners vote to remove the General Partner in accordance with Section 5.7 then they shall, at the same time, approve a successor general partner for the Partnership. If, for any reason, no successor general partner is appointed by the Limited Partners then the Partnership will be dissolved.

5.9                               Management Fees and Expenses. The General Partner shall receive no salary or other compensation except as provided for in this Partnership Agreement; however all direct expenses pertaining to operating the business (including, without limitation, fees, costs and expenses related to (i) the formation of the Partnership, the sale of interests therein and the preparation of this Partnership Agreement and the Partnership’s subscription agreement; (ii) the purchase, holding and sale of investments; and (iii) the concerned shareholder campaign in respect of the Target) will be reimbursed by the Partnership. The Partnership will also pay for all fees, costs and expenses of auditors, accountants, lawyers, consultants, brokers, custodians and other third-party service providers as well as fees, costs and expenses of all legal, tax and regulatory compliance, insurance costs, all extraordinary expenses, costs of amendments and liquidation expenses.

5.10        Observer Status.

5.10.1              For so long as Daniel Milikowsky or any of his Affiliates holds at least 80% of the Capital Contribution made by Daniel Milikowsky or any of his Affiliates on the Initial Closing then Daniel Milikowsky will have the right to attend meetings of the General Partner in an “observer capacity”.

5.10.2              Any Limited Partner that is granted observer status (a) is permitted to attend and speak at meetings of the General Partner, but shall not have any voting or consent rights; and (b) will be sent copies of all materials (written or electronic) provided to the managers of the General Partner at the time such materials are generally made available to the managers of the General Partner, including any written consents circulated to the managers of the General Partner.

5.11                        Self-Dealing. Subject to Section 5.4, the Partnership will not purchase any securities from or sell any securities to the General Partner or an Affiliate of the General Partner unless first approved by the vote of a Majority Interest.

5.12                        No U.S. Source Income. Unless approved by unanimous written consent of the Limited Partners, the Partnership will not purchase any securities that will result in the Partnership receiving U.S. source income from the issuer of the securities.

ARTICLE 6
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

6.1                               No Participation in Management. The Limited Partners (in their capacity as such) shall not participate in the control, management, direction or operation of the affairs of the Partnership and shall have no power to bind the Partnership or to take part or in any way interfere in the conduct of the management of the Partnership or to vote on matters relating to the Partnership other than as provided in the Act or as set forth in this Partnership Agreement. In addition, each Limited Partner hereby consents and agrees that neither the Partnership nor any of the Limited Partners shall have any rights in or to the activities or investments of any Alternative Vehicle, or any profits derived therefrom, solely by virtue of their investment in the Partnership. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the investment or other activities of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act or otherwise.

6.2                               Liability. The Limited Partners shall not be personally liable for any obligations of the Partnership and shall have no obligation to make contributions to the Partnership in excess of their respective Capital Contributions, except to the extent required by this Partnership Agreement or the Act or other applicable law; provided that a Limited Partner shall be required to return any distribution made to it in error. Except as required by the Act, other applicable law or as otherwise set forth herein, no Limited Partner shall be required to repay to the Partnership, any Partner or any creditor of the Partnership all or any part of the distributions made to such Limited Partner pursuant hereto. If, notwithstanding anything to the contrary contained herein, it is determined under applicable law that any Limited Partner has received a distribution which is required to be returned to or for the account of the Partnership or Partnership creditors, then the obligation under applicable law of any Limited Partner to return all or any part of a distribution made to such Limited Partner shall be the obligation of such Limited Partner and not of any other Partner.

6.3                               List of Limited Partners. Upon the written request of any Limited Partner, the General Partner shall provide a list showing the names, addresses and Interests and Economic Interests of all Limited Partners.

6.4                               Company Books. The General Partner shall maintain and preserve, during the term of the Company, the accounts, books, and other relevant Partnership documents. Upon reasonable written request, each Limited Partner and Economic Interest Owner shall have the right, at a time during ordinary business hours, as reasonably determined by the General Partner, to inspect and copy, at the requesting Interest Holder’s expense, the Partnership documents identified in the Act, and such other documents which the General Partner, in his discretion, deems appropriate.

ARTICLE 7
MEETINGS OF PARTNERS

7.1                               Meetings. Meetings of Partners, for any purpose or purposes, may be called by the General Partner or by any Limited Partners holding at least 30% of all Percentage Interests.

7.2                               Place of Meetings. The General Partner may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Partners. If no designation is made, or if a special meeting were otherwise called, the place of meeting shall be the principal place of business of the Partnership as indicated in Section 2.3.

7.3                               Notice of Meetings. Except as provided in Section 7.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered to each Partner not less than 5 nor more than 60 days before the date of the meeting. Notice must be provided in accordance with Section 15.1.

7.4                               Meeting of All Partners. If all Partners shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

7.5                               Record Date. For the purpose of determining Limited Partners entitled to notice of or to vote at any meeting of Partners or any adjournment thereof, or Limited Partners entitled to receive payment of any distribution, or in order to make a determination of Limited Partners for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Limited Partners. When a determination of Limited Partners entitled to vote at any meeting of Partners has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.6                               Quorum. Limited Partners holding at least 50% of all Percentage Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Partners. In the absence of a quorum at any such meeting, a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty days without further notice. However, if the adjournment is for more than sixty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Partner of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Percentage Interests whose absence would cause loss of a quorum.

7.7                               Manner of Acting. If a quorum is present, the affirmative vote of the General Partner (unless otherwise provided for in this Agreement) and a majority of the Interest holders present at the meeting shall be the act of the Partners, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Certificate, or by this Partnership Agreement. Unless otherwise expressly provided herein or required under applicable law, only Limited Partners who have an Interest may vote or consent upon any matter and their vote or consent, as the case may be, shall be counted in the determination of whether the matter was approved by the Partners.

7.8                               Proxies. At all meetings of Partners, a Partner may vote in person or by proxy executed in writing by the Partner or by a duly authorized attorney-in-fact. Such proxy shall be filed with the General Partner before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.9                               Action by the Partners without a Meeting. Action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Partner entitled to vote and delivered to the General Partner for inclusion in the minutes or for filing with the Partnership records. Action taken under this Section is effective when all Partners entitled to vote have signed the consent, unless the consent specifies a different effective date. Except as otherwise expressly provided by this Partnership Agreement, no Partner is required to obtain a consent to act within the special areas within their own purview. Notice of the action taken may be given in any manner acceptable hereunder.

7.10                        Waiver of Notice. When any notice is required to be given to any Partner, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

7.11                        Telephonic Meetings. A Partner may participate in a meeting of Partners by means of conference telephone or similar communications equipment enabling all Partners participating in the meeting to hear one another. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

ARTICLE 8
CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1                               Limited Partners’ Capital Contributions. Each Limited Partner has deposited into the Partnership’s bank account the Capital Contribution such Limited Partner agreed to provide in its subscription agreement. The General Partner may, from time to time, raise additional capital for the Partnership by accepting additional Capital Contributions from existing Limited Partners, provided, however, that each existing Limited Partner shall be allowed to contribute additional capital on the same basis, so that each existing Limited Partner shall have the right (but not the obligation) to avoid dilution of his, her or its Percentage Interest.

8.2          Capital Accounts.

8.2.1                     A separate Capital Account will be maintained for each Partner. Each Partner’s Capital Account will be increased by (1) the amount of money contributed by such Partner to the Partnership; (2) the fair market value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752); (3) allocations to such Partner of Net Profits and items of Partnership income and gain specially allocated pursuant to Section 9.2; and (4) allocations to such Partner of income described in Code Section 705(a)(1)(B). Each Partner’s Capital Account will be decreased by (1) the amount of money distributed to such Partner by the Partnership; (2) the fair market value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752); (3) allocations to such Partner of expenditures described in Code Section 705(a)(2)(B); and (4) allocations to such Partner of Net Losses and items of Partnership loss and deduction specially allocated pursuant to Section 9.2.

8.2.2                     In the event of a permitted sale or exchange of an Interest or an Economic Interest in the Partnership, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest or Economic Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

8.2.3                     The Partnership shall adjust the Book Value of its assets to fair market value (as determined by the General Partner in its discretion) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the General Partner’s discretion in connection with the issuance of Interests, (b) at the General Partner’s discretion in connection with the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets, including money, if, as a result of such distribution, such Partner’s interest in the Partnership is reduced and (c) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset shall be allocated as Net Profits or Net Losses to the Capital Accounts of the Partners under Section 9.1 (determined immediately prior to any issuance of Interests giving rise to such valuation).

8.2.4                     The manner in which Capital Accounts are to be maintained pursuant to this Section 8.2 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If the Partnership determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.2 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.2 the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Partners as set forth in this Partnership Agreement.

8.2.5                     No Interest Holder shall have any liability to restore all or any portion of a deficit balance that may exist from time to time in such Interest Holder’s Capital Account.

8.3          Withdrawal or Reduction of Partners’ Contributions to Capital.

8.3.1                     A Partner shall not receive out of the Partnership’s property any part of its Capital Contribution until all liabilities of the Partnership, except liabilities to Partners on account of their Capital Contributions, have been paid or there remains property of the Partnership sufficient to pay them.

8.3.2                     A Partner, irrespective of the nature of its Capital Contribution, has only the right to receive cash in return for its Capital Contribution, unless otherwise determined by the General Partner.

ARTICLE 9
ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,
ELECTIONS AND REPORTS

9.1                               Allocations of Net Profits and Net Losses. After giving effect to the special allocations set forth in Section 9.2, Net Profits and Net Losses and, the extent necessary, individual items of income, gain, loss or deduction of the Partnership for any fiscal year or other applicable period shall be allocated to each Partner or other Interest Holder so as to produce, as nearly as possible, a positive Capital Account balance, as increased by the Person’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, for each such Person that corresponds to the amounts that such Person would receive in a hypothetical distribution of the proceeds of a liquidation of the Partnership in accordance with the amounts and priorities set forth in Section 9.4 so that the aggregate amount of such proceeds equals the aggregate positive Capital Account balances of the Interest Holders, determined after taking into account all Net Profits and Net Losses (and items thereof) and all distributions with respect to the fiscal period to which such allocations relate.

9.2          Special Allocations to Capital Accounts.

Notwithstanding Section 9.1:

9.2.1                     Company Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any taxable year, each Partner shall be specially allocated items of taxable income or gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 9.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

9.2.2                     Partner Nonrecourse Debt Minimum Gain Chargeback. Partner Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year, each Partner that has a share of such Partner Nonrecourse Debt Minimum Gain shall be specially allocated items of taxable income or gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this Section 9.2.2 shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 9.2.2 is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

9.2.3                     No allocations of Net Losses or items of loss, deduction and/or expenditures shall be charged to the Capital Account of any Partner if such allocation would cause such Partner to have a Deficit Capital Account. The amount of the Net Losses or items of loss, deduction and/or expenditure which would have caused a Partner to have a Deficit Capital Account shall instead be charged to the Capital Account of any Partners which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Partners exist, then to the Partners in accordance with their Percentage Interests, then to the General Partner.

9.2.4                     In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Partner, then items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 9.2.4 be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1 (b) (2) (ii) (d) of the Treasury Regulations.

9.2.5                     In the event any Partner would have a Deficit Capital Account at the end of any Partnership taxable year, the Capital Account of such Partner shall be specially credited with items of Partnership income (including gross income) and gain in the amount of such deficit as quickly as possible.

9.2.6                     Items of Partnership loss, deduction and expenditures described in Code Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Partnership and are characterized as Partner nonrecourse deductions under Section 1.704-2(1) of the Treasury Regulations shall be allocated to the Partners’ Capital Accounts in accordance with Section 1.704-2(1) of the Treasury Regulations.

9.2.7                     Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Partners in accordance with their respective Percentage Interests.

9.3          Tax Allocations.

9.3.1                     The income, gains, losses, deductions and expenses of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and expenses among the Partners for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Partner for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

9.3.2                     In accordance with Code Section 704(c)(1)(A) and the Treasury Regulations thereunder, if a Partner contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership and its fair market value at the time of contribution. The Partnership shall make allocations of taxable income, gain, loss and deductions with respect to such property in a manner which shall comply with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. The Partnership, as determined by the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Treasury Regulations under Code Section 704(c)) including, but not limited to: (i) “curative” allocations that offset the effect of the “ceiling rule” for a prior Fiscal Year (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(ii)) and (ii) “curative” allocations from dispositions of contributed property (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(iii)(B)).

9.3.3                     If the Book Value of any Partnership asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in Section 8.2.3, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as provided under Section 9.3.2.

9.3.4                     All recapture of income tax deductions resulting from the sale or disposition of Partnership property shall be allocated to the Partner or Partners to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Partner is allocated any gain from the sale or other disposition of such property.

9.3.5                     Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Partners as determined by the General Partner in its sole and absolute discretion, consistent with applicable law.

9.4                               Distributions in Cash or Property. All distributions of cash or other property shall be distributed in the following order of priority:

a)            First, one hundred percent (100%) to Partners according to their Percentage Interests until each such Partner has received distributions of cash or property equal to each such Partner’s total amount of their Capital Contribution;

b)            Second, one hundred percent (100%) to Partners according to their Percentage Interests until each such Partner has received distributions of cash or property equal to each such Partner’s unpaid Preferred Return;

c)             Thereafter, ninety percent (90%) to the Partners according to their Percentage Interests and ten percent (10%) to the General Partner.

Notwithstanding the foregoing, the General Partner may, in its sole discretion and to the extent that the Partnership has sufficient net cash flow, cause the Partnership to distribute to each Partner with respect to each fiscal year an amount (the Tax Distribution) in cash equal to such Partner’s Tax Liability for such fiscal year. For purposes of this paragraph, the Partner’s Tax Liability means, with respect to each fiscal year of the Partnership, the product of (i) the net taxable income of the Partnership tentatively allocated to such Partner as of the date of such Tax Distribution for such year pursuant to this Agreement, as determined by the General Partner, less any net taxable losses for any prior fiscal year to the extent not previously applied under this Section against such Partner’s net taxable income, times (ii) the highest combined marginal federal, state and local tax rates then applicable to an individual or corporation resident in Illinois on income or gain of the category represented by such allocation or distribution (assuming the Partner has no income or loss from sources other than the Partnership), and subject to such reasonable assumptions and conventions as the General Partner, in its discretion, may apply. Tax Distributions shall be treated as an advance of or offset to other distributions pursuant to the prior clauses of this Section 9.4, and any amounts distributed to a Partner pursuant to Sections 9.4(a)-(c) above with respect to the current or any prior fiscal year shall be credited against any Tax Distribution amount otherwise to be paid pursuant to this paragraph, as determined by the General Partner in its discretion.

Except as provided in Section 9.5, all distributions of Distributable Cash and property shall be made at such time as determined by the General Partner, provided that no security of the Target will be distributed in-kind to Partners within the first 60 days after the Partnership has purchased such security.

9.5          Limitation upon Distributions.

9.5.1                     No distributions or return of contributions shall be made and paid if, after the distribution or return of distribution is made either:

9.5.1.1            The Partnership would be insolvent; or

9.5.1.2            The net assets of the Partnership would be less than zero.

9.5.2                     The General Partner may base a determination that a distribution or return of contribution may be made under Section 9.4 in good faith reliance upon a balance sheet and profit and loss statement of the Partnership represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Partnership.

9.6                               Accounting Principles. The profits and losses of the Partnership shall be determined on a consistent basis using the method of accounting determined by the General Partner in its discretion.

9.7                               Interest on and Return of Capital Contributions. No Partner shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution.

9.8                               Loans to Company. Nothing in this Partnership Agreement shall prevent any Partner from making secured or unsecured loans to the Partnership by agreement with the Partnership, as determined by the General Partner in its discretion.

9.9                               Accounting Period. The Partnership’s accounting period (and its fiscal year) shall be the calendar year.

9.10                        Records. At the expense of the Company, the General Partner shall maintain records and accounts of the operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

9.10.1              A current list of the full name and last known address of each Partner and Economic Interest Owner setting forth the amount of cash each Partner and Economic Interest Owner has contributed, a description and statement of the agreed value of the other property or services each Partner and Economic Interest Owner has contributed or has agreed to contribute in the future, and the date on which each became an Interest Holder;

9.10.2              A copy of the Certificate of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

9.10.3              Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

9.10.4              Copies of the Company’s currently effective written Partnership Agreement, and copies of any financial statements of the Company for the three most recent years;

9.10.5     Minutes of every meeting of the Partners; and

9.10.6              Any written consents obtained from the Limited Partners for actions taken by Partners without a meeting.

9.11                        Reports. At the expense of the Partnership, the General Partner shall provide to all Partners (a) quarterly unaudited financial statements and narrative reports; (b) prompt reporting of any event or action impacting the Partnership that the General Partner, acting reasonably, determines to be of a significantly material nature so as to warrant intra-quarter reporting; and (c) such other information concerning the Partnership that any Limited Partner may reasonably request from time to time provided the provision of such information by the General Partner does not result in undue expense or effort.

9.12                        Returns and other Elections. The General Partner shall cause the preparation and timely filing of all tax returns required to be filed by the Partnership pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Partnership does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Limited Partners within a reasonable time after the end of the Partnership’s fiscal year upon the Partners’ written request. All elections permitted to be made by the Partnership under federal or state laws shall be made by the General Partner in its sole discretion, provided that the General Partner shall make any tax election requested by Limited Partners owning a Majority Interest; and provided further, that the Partners intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made. As soon as practicable after the end of each taxable year, the Partnership will cause to be delivered to each Person who was an Interest Holder at any time during such taxable year a Schedule K-1 and such other information, if any, with respect to the Partnership as may be necessary for the preparation of such Person’s federal, state and local income tax returns, including a statement showing such Person’s share of income, gain or loss, expense and credits for such taxable year for federal income tax purposes. Any deficiency for taxes imposed on any Interest Holder (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Interest Holder, and if paid by the Partnership, shall be recoverable from such Person pursuant to Section 15.18. No Interest Holder will take a position on such Person’s income tax returns, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Partnership Agreement or with any information return filed by the Partnership.

9.13                        Tax Matters Partner. The General Partner is designated the tax matters partner (as defined in Code Section 6231), and the “partnership representative” within the meaning of Code Section 6223 as in effect from and after enactment of the Bipartisan Budget Act of 2015 (collectively, the “Tax Matters Partner”), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partnership shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding (a) with respect to the tax liability of the Partnership and/or (b) with respect to the tax liability of the Partners in connection with the operations of the Partnership. The Limited Partners agree to cooperate with the General Partner and to do or refrain from doing any and all things reasonably required to conduct such proceedings. The provisions of this Section 9.13 shall survive the termination of the Partnership or the termination of any Partner’s interest in the Partnership and shall remain binding on the Partners for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other tax authority any and all matters regarding the taxation of the Partnership or the Partners.

ARTICLE 10
SALES AND OPERATION OF THE PARTNERSHIP
AND OTHER SPECIAL CONSIDERATIONS

10.1                        Construction of this Article. In the event of a conflict between any other Article in this Agreement and this Article 10, the provisions of this Article 10 shall prevail and in the event this Agreement will have to be construed, this Article shall be the polestar by which the direction of the construction is determined.

10.2        Financial Operation of the Partnership

The income (meaning all monies derived from all sources) shall be used for the operation of the Partnership.

ARTICLE 11
TRANSFERABILITY

11.1                        General. Except as otherwise specifically provided herein, no Interest Holder shall have the right, as to all or any part of its Interest or Economic Interest, to:

11.1.1              Sell, assign, pledge, hypothecate, transfer, exchange or otherwise transfer (whether or not by operation of law) for consideration (collectively, a Sale); or

11.1.2              Gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (collectively a Gift).

11.2        Right of First Refusal.

11.2.1              Notice of Bona Fide Offer. If a Selling Partner desires to sell all or any portion of its Interest or Economic Interest in the Partnership to a third party purchaser, the Selling Partner shall obtain from such third party purchaser a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered. The Selling Partner shall give written notification to the remaining Limited Partners, by certified mail or personal delivery, of its intention to so transfer such interest, furnishing to the remaining Limited Partners a copy of the written offer to purchase such interest, and the name and business and personal addresses of the proposed transferee.

11.2.2              Primary Option to Purchase. Within 30 days of the receipt of the notice of intention to transfer a Percentage Interest by the last of the Limited Partners to receive such notice, each remaining Limited Partner may exercise an option to purchase that proportion of the Percentage Interest proposed to be transferred which equals the proportion which the Percentage Interest owned by such remaining Limited Partner at the time of his receipt of the notice is of the total of the Percentage Interests then owned by all the remaining Limited Partners. The purchase option granted in this Section is herein referred to as the Primary Option.

11.2.3              Secondary Option to Purchase. If a Limited Partner fails to exercise a Primary Option granted to him to purchase the Percentage Interest proposed to be transferred, each remaining Limited Partner who is granted and who exercises a Primary Option may, within ten days after the expiration of the 30-day option period provided for above, exercise an option to purchase the Percentage Interest with respect to which such Limited Partner has failed to exercise his Primary Option (hereinafter the Option Interest). In the case of a single remaining Limited Partner, his option shall be to purchase all of the Option Interest. In the case of two or more remaining Limited Partners, each such remaining Limited Partner’s option shall be to purchase the portion of the Option Interest which bears the same proportion to the total Option Interest as the Percentage Interest owned by each such remaining Limited Partner at the time of receipt of the notice provided for above bears to the total Percentage Interest then owned by all such remaining Limited Partners; provided that all such remaining Limited Partners may, by agreement among themselves, determine the proportions in which some or all of their number may exercise the option granted in this Section. The purchase option granted by this Section is referred to as the Secondary Option.

11.2.4              In the event the remaining Limited Partners (or any one or more of the remaining Limited Partners) give written notice to the Selling Partner of his, her or their desire to exercise this right of first refusal and to purchase all of the Selling Partner’s interest in the Partnership which the Selling Partner desires to sell upon the same terms and conditions as are stated in the aforesaid written offer to purchase, the remaining Limited Partners shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within sixty days after written notification to the Selling Partner of the remaining Limited Partner or Limited Partners’ election to exercise their right of first refusal.

11.2.5              As a condition to the Partnership recognizing the effectiveness of either the purchase of the Selling Partner’s interest in the Partnership by a third party purchaser or the Gift of an interest in the Partnership (including an Economic Interest), subject to Section 11.3 regarding substitution of a new Limited Partner, the remaining Limited Partners or the General Partner may require the Selling Partners, Gifting Partner or the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge and deliver to the remaining Partners such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Limited Partners or the General Partner may deem necessary or desirable to:

11.2.5.1          Verify the purchase, Gift or transfer, as the case may be;

11.2.5.2                            Confirm that the person desiring to acquire an interest in the Partnership, or to be admitted as a Limited Partner, has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Partnership Agreement, (whether such Person is to be admitted as a new Limited Partner or an Economic Interest Owner);

11.2.5.3                            Maintain the status of the Partnership as a partnership for federal tax purposes; and

11.2.5.4                            Assure compliance with any applicable state and federal laws including securities laws and regulations.

11.2.6              Any Sale or Gift of an Interest or Economic Interest or admission of a Limited Partner in compliance with this Article 11 shall be deemed effective as of the last day of the calendar month in which the remaining Limited Partners’ consent thereto was given, or, if no such consent was required, then on such date that the donee or successor interest complies with the conditions set forth in Section 11.2.5. The Selling Partner agrees, upon request of the remaining Limited Partners, to execute such certificates or other documents and to perform such other acts as may be reasonably requested by the remaining Limited Partners from time to time in connection with such Gift, Sale, or substitution. The Selling Partner hereby agrees to and shall indemnify, defend and hold harmless the remaining Limited Partners against any and all losses, liabilities, damages, costs, and expenses (including, without limitation, tax liabilities or loss of tax benefits and reasonable attorney’s fees and costs) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 11.

11.2.7              Permitted Transfers. Notwithstanding Sections 11.2.1 to 11.2.4, but subject to the remaining provisions of this Section 11.2.7, a Limited Partner may assign all or any part of such Interest in the Partnership without the consent of the General Partner or other Limited Partners to: (i) a partnership in which the assigning Limited Partner or Persons controlling the assigning Limited Partner on the date such assigning Limited Partner became a Limited Partner are the sole or controlling general partner(s) and other partners are members of the immediate family of such Limited Partner or of one or more of its owners on the date such assigning Limited Partner became a Limited Partner, (ii) a corporation controlled by the assigning Limited Partner or Persons controlling the assigning Limited Partner on the date such assigning Limited Partner became a Limited Partner, and all of the issued and outstanding capital stock of such corporation is owned and controlled by the assigning Limited Partner, one or more of its owners on the date such assigning Limited Partner became a Limited Partner, or by members of the immediate family of the assigning Limited Partner or of one or more of its owners on the date such assigning Limited Partner became a Limited Partner, (iii) a trust controlled by the assigning Limited Partner or Persons controlling the assigning Limited Partner on the date such assigning Limited Partner became a Limited Partner and for the benefit of members of the immediate family of the assigning Limited Partner or of one or more of its owners on the date such assigning Limited Partner became a Limited Partner, (iv) a limited liability company controlled by the assigning Limited Partner or Persons controlling the assigning Limited Partner on the date such assigning Limited Partner became a Limited Partner and all of the membership interests of which are owned by the assigning Limited Partner, one or more of its owners on the date such Person became a Limited Partner, or members of the immediate family of the assigning Limited Partner or the owners thereof on the date such assigning Limited Partner became a Limited Partner, (v) one or more trusts established for the benefit of the members of the immediate family of the assigning Limited Partner or of Persons controlling the assigning Limited Partner on the date such assigning Limited Partner became a Limited Partner, or (vi) in the case of a Limited Partner that is a trust, one or more of the beneficiaries of such Limited Partner. Any Person described in any of clauses (i) through (vi) of the immediately preceding sentence with respect to a Limited Partner is referred to as a Permitted Transferee of such Limited Partner. For purposes of this Partnership Agreement, the immediate family of any Person shall mean the mother, father, descendants, spouse and siblings of such Person.

Notwithstanding anything in this Section 11.2 to the contrary, a Limited Partner may not assign all or any part of such Limited Partner’s Percentage Interest in the Partnership if such assignment would, in the opinion of counsel to the Partnership, (v) result in a termination of the Partnership for federal income tax purposes (unless such termination would not reasonably be expected to have a material adverse effect on any Limited Partner), (x) result in the Partnership not qualifying for an exemption from the registration requirements of the federal or any applicable state securities laws, (y) result in the imposition of fiduciary responsibility on the Partnership, any Partner or any Affiliate of any of the foregoing under ERISA, or (z) result in the violation of any term or provision of any agreement to which the Partnership is a party, or the acceleration of any indebtedness of the Partnership or secured by any Property of the Partnership.

The provisions of Section 11.2.5 will apply to any transfer proposed to be made pursuant to this Section 11.2.7

Notwithstanding the right of a Limited Partner to transfer all or any portion of such Limited Partner’s Percentage Interest to a Permitted Transferee, the assignee of any such transferred interest shall not be admitted as an additional or substituted Limited Partner of the Partnership unless and until the provisions of Section 11.3 below are satisfied. Until the provisions of Section 11.3 below are satisfied with respect to any such assignee, such assignee shall not be a Limited Partner but shall be an assignee having the rights described in Section 11.3 below.

11.3        Transferee Not Limited Partner in Absence of Supra-Majority Consent.

11.3.1              Notwithstanding anything contained herein to the contrary (including, without limitation, Section 11.2 hereof), if the remaining Limited Partners do not approve, by a Majority Interest vote, of the proposed Sale, Gift or other transfer of the Transferring Partner’s Interest or Economic Interest to a transferee or donee which is not a Limited Partner immediately prior to the Sale, Gift or other transfer, then the proposed transferee or donee shall have no right to become a Limited Partner. The transferee or donee shall be merely an Economic Interest Owner. No transfer of a Limited Partner’s interest in the Partnership (including any transfer of the Economic Interest or any other transfer which has not been approved by unanimous written consent of the Limited Partners) shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such transfer) has been provided to the Partnership and the non-transferring Limited Partner(s).

11.3.2              Upon and contemporaneously with any Sale, Gift or other transfer of a Transferring Partner’s Economic Interest in the Partnership which does not at the same time transfer the balance of the rights associated with the Economic Interest transferred by the Transferring Partner, all remaining rights and interest which were owned by the Transferring Partner immediately prior to such Sale, Gift or other transfer or which were associated with the transferred Economic Interest shall immediately lapse.

11.3.3              Involuntary Transfers. In the event: (i) of the death or adjudication of insanity or incompetency of an individual Limited Partner, or (ii) any Limited Partner is adjudged bankrupt, enters into proceedings for reorganization or into an assignment for the benefit or creditors, has a receiver appointed to administer the Limited Partner’s Percentage Interest (or any portion thereof), is subject of a voluntary or involuntary petition for bankruptcy, applies to any court for protection from its creditors, or has its Percentage Interest (or any portion thereof) seized by a judgment creditor (such Limited Partner being referred to herein as a Bankrupt Partner), the personal representative or trustee (or successor-in-interest) of the deceased, insane or incompetent Limited Partner or Bankrupt Partner shall be an assignee of such Limited Partner’s Percentage Interest, having the rights of an Economic Interest Owner as set forth in Section 11.3, and shall not become an additional or substituted Limited Partner unless and until the conditions set forth in Section 11.3 are satisfied; and any such Limited Partner’s estate (or successor-in-interest) shall be liable for all of its obligations as a Limited Partner.

11.3.4              Dissolution or Termination of Limited Partners. In the event of the dissolution of a Limited Partner that is an Entity or the termination of a Limited Partner that is a trust, the successors-in-interest of the dissolved or terminated Limited Partner shall, for the purposes of winding up the affairs of the dissolved or terminated Limited Partner, have the rights of an Economic Interest Owner as described in this Section 11.3, and shall not become additional or substituted Limited Partners unless and until the conditions set for in Section this are satisfied.

11.3.5              Transfers of Ownership Interests in Limited Partners. For purposes of this Article 11, any transfer or assignment of any direct or indirect ownership or other interest in a Limited Partner that (taking into account any prior such transfers or assignments, and any prior pledges, encumbrances or collateral assignments described below) results in such Limited Partner being controlled by one or more Persons or Entities other than the Person(s) or Entity(ies) that control such Limited Partner on the date such Limited Partner became a Limited Partner shall be deemed an assignment of the Percentage Interest of such Limited Partner and therefore subject to all of the restrictions and provisions of Article 11. In addition, any encumbrance, pledge or other collateral assignment of a direct or indirect ownership or other interest in a Limited Partner that, if the pledge or other assignee were to exercise its right to acquire such interest, would (taking into account any prior transfers or assignments described above and any prior such pledges, encumbrances or collateral assignments) result in such Limited Partner being controlled by one or more Persons or Entities other than the Person(s) or Entity(ies) that control such Limited Partner on the date such Limited Partner became a Limited Partner, shall be deemed an assignment of the Percentage Interest of such Limited Partner and therefore subject to all of the restrictions and provisions of Article 11.

11.3.6              Any transfer or assignment not in compliance with the provisions of this Article 11 shall be void and ineffectual and shall not bind or be recognized by the Partnership or any other party. In the event of any transfer or assignment in contravention of this Partnership Agreement, the purported transferee shall have no right to any profits, losses or distributions of the Partnership or any other rights of a Limited Partner.

ARTICLE 12
ADDITIONAL LIMITED PARTNERS

Any Person or Entity may become a Limited Partner in this Partnership either by the issuance by the Partnership of Interests for such consideration in accordance with Section 4.3, or as a transferee of a Limited Partner’s Interest or any portion thereof, subject to the terms and conditions of this Partnership Agreement. The General Partner may, at its option, at the time a Limited Partner is admitted, close the Partnership books (as though the Partnership’s tax year has ended) or make pro rata allocations of loss, income and expense deductions to a new Limited Partner for that portion of the Partnership’s tax year in which a Limited Partner was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

ARTICLE 13
DISSOLUTION AND TERMINATION

13.1        Dissolution.

13.1.1              The Partnership shall be dissolved upon the expiration of the Term or at such earlier time as the General Partner, in its sole discretion, determines.

13.2        Winding Up, Liquidation and Distribution of Assets.

13.2.1              Upon dissolution, an accounting shall be made by the Partnership’s independent accountants of the accounts of the Partnership and of the Partnership’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The General Partner shall immediately proceed to wind up the affairs of the Partnership.

13.2.2              If the Partnership is dissolved and its affairs are to be wound up, the General Partner shall:

13.2.2.1                            Sell or otherwise liquidate all of the Partnership’s assets as promptly as practicable (except to the extent the General Partner may determine to distribute any assets to the Limited Partners in kind),

13.2.2.2                            Allocate any profit or loss resulting from such sales to the Limited Partners’ and Economic Interest Owners’ capital Accounts in accordance with Article 9 hereof, and

13.2.2.3                            Discharge all liabilities of the Partnership, including liabilities to Limited Partners and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Limited Partners and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Limited Partners and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Partnership).

13.2.2.4                            Distribute the remaining assets in accordance with the positive balance (if any) of each Partner’s and Economic Interest Owner’s Capital Account (as determined after taking into account all Capital Account adjustments for the Partnership’s taxable year during which the liquidation occurs), by the end of such taxable year or, if later, within 90 days after the date of such liquidation; provided, that liquidating distributions shall be made in the same manner as distributions under Section 9.4 if such distributions would result in the Interest Holders receiving a different amount than would have been received pursuant to a liquidating distribution based on Capital Account balances. If any assets of the Partnership are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by the General Partner, acting reasonably.

13.2.3              Notwithstanding anything to the contrary in this Partnership Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Partner has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution, and the negative balance of such Partner’s Capital Account shall not be considered a debt owed by such Partner to the Partnership or to any other Person for any purpose whatsoever.

13.2.4              Upon completion of the winding up, liquidation and distribution of the assets, the Partnership shall be deemed terminated.

13.2.5              The Partner(s) shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

13.3                        Certificate of Cancellation. Following the dissolution, liquidation and winding up of the Partnership in accordance with Section 13.2, the Certificate shall be canceled by the General Partner by the execution and filing of a certificate of cancellation within the meaning of the Act with the Secretary of State of the State of Delaware setting forth the information required by the Act.

13.4                        Return of Contribution Nonrecourse to Other Partners. Except as provided by law or as expressly provided in this Partnership Agreement, upon dissolution, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the cash contribution of one or more Partners, such Partner or Partners shall have no recourse against any other Partner, except as otherwise provided by law.

ARTICLE 14

ARBITRATION

14.1                        Arbitration. Notwithstanding any right of any party hereto, whether in common law or the Act or other statute to litigate in court any dispute arising hereunder or in connection with the parties performance (or lack of performance) in connection with this Partnership Agreement, any dispute between parties to this Partnership Agreement including by way of example and not by way of limitation, the construction, meaning, or effect of this Partnership Agreement or of any clause contained herein, or of the rights or liabilities of the parties hereto, or of performance or nonperformance hereunder shall be submitted to arbitration in Chicago, Illinois. Upon receipt of notification by a party that a dispute exists, each party to the dispute shall have ten (10) days to select one independent arbitrator. Within thirty (30) days of receipt of such notification, the independent arbitrators shall jointly proceed to hear the dispute. Any joint determination by the arbitrators shall be final and binding upon all parties. If, for any reason said arbitrators cannot agree upon a determination, or if the parties for any reason cannot agree upon the selection of independent arbitrators within such period, all such disputes shall be settled by arbitration with and in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered thereby may be entered in any Court having jurisdiction thereof. Any such award may include reasonable costs and fees incurred in regard to the arbitration.

ARTICLE 15
MISCELLANEOUS PROVISIONS

15.1                        Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Partnership Agreement shall be deemed to have been sufficiently given or served for all purposes if (1) either by actual delivery of the notice into the hands of the parties thereunto entitled; (2) or by the mailing of the notice in the U.S. mail, certified mail, return receipt requested; (3) sent by nationally recognized, overnight delivery service, addressed to the Partner’s address which is set forth in the Register of Partners and/or Partnership’s address which is set forth in this Partnership Agreement; or (4) sent by e-mail addressed to the Partner’s e-mail address which is set forth in the Register of Partners. The notice shall be deemed to be received in case (1) on the date of its actual receipt by the party entitled thereto, in cases (2) or (3) on the date 3 Business Days’ next following deposit in the U.S. Mail or on the next Business Day following the day sent if sent by overnight delivery and in case (4) on the Business Day of transmission provided that it is transmitted prior to 5.00 p.m. (local time in the jurisdiction of the recipient), failing which it shall be deemed to be received on the next following Business Day. The failure or refusal of any party to accept any notice given pursuant to this Section shall be conclusively deemed receipt thereof and knowledge of its contents.

15.2                        Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the General Partner in which shall be entered fully and accurately all transactions relating to the Partnership’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Partnership. Such books and records shall be maintained as provided in Section 9.10. The books and records shall at all times be maintained at the principal place of business of the Partnership.

15.3                        Governing Law. This Partnership Agreement and its interpretation shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15.4                        Waiver of Action for Partition. Each Partner and Economic Interest Owner irrevocably waives during the term of the Partnership any right that it may have to maintain any action for the partition with respect to any or all of the property of the Partnership.

15.5                        Amendments. This Partnership Agreement may not be amended except in writing by the affirmative vote of the Majority Interests. Any amendment that will adversely affect the economic interests of Limited Partners (including, without limitation, changes to the Percentage Interests of the Partners, Section 5.12, Section 9.4 or the rate of Preferred Return) requires the unanimous vote of the Partners, except for those changes due to additional Capital Contributions. Each Limited Partner does authorize the General Partner and, where required, does hereby constitute, appoint and grant to the General Partner, and each Person who is or hereafter becomes a manager of the General Partner, full power to act without the others, as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file (in each case (other than the General Partner), so long as such Person continues to be a general partner) any amendments to this Partnership Agreement or any other agreement or instrument which the General Partner in reasonable good faith deems appropriate to (i) effect the addition, substitution, withdrawal or removal of any Limited Partner or General Partner pursuant to this Agreement or (ii) effect any other amendment or modification to this Partnership Agreement, but only if such amendment or modification is duly adopted in accordance with the appropriate consent pursuant to the terms hereof The authorizations and powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, disability or dissolution of a Limited Partner.

15.6                        Execution of Additional Instruments. Each Partner hereby agrees to execute such other and further statements of interest and holdings, designations and other instruments necessary to comply with any laws, rules or regulations.

15.7                        Construction. Whenever the singular number is used in this Partnership Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

15.8                        Headings. The headings in this Partnership Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Partnership Agreement or any provision hereof.

15.9                        Waivers. The failure of any party to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Partnership Agreement shall not prevent a subsequent act, which would have originally constituted a default, from having the effect of an original default.

15.10                 Rights and Remedies Cumulative. The rights and remedies provided by this Partnership Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any other remedy. Said rights and remedies are given in addition to any other legal rights the parties may have.

15.11                 Severability. If any provision of this Partnership Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Partnership Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.12                 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Partnership Agreement, their respective heirs, legal representatives, successors and assigns.

15.13                 Creditors. None of the provisions of this Partnership Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

15.14                 Counterparts. This Partnership Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.15                 Entire Agreement. This Partnership Agreement, together with the subscription agreements of the Limited Partners and any other documents, instruments and agreements delivered in connection herewith and therewith (including any Side Letter), (Related Agreements) supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them with respect to the subject matter hereof. This Partnership Agreement contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing in accordance with Section 15 hereof.

15.16      Construction; Interpretation.

15.16.1       Whenever the context requires, the gender of all words used in this Partnership Agreement includes the masculine, feminine and neuter and the singular number includes the plural number and vice versa. Except as otherwise expressly provided herein, all references to Articles and Sections refer to articles and sections of this Partnership Agreement. The descriptive headings of this Partnership Operating are inserted for convenience only and do not constitute a substantive part of this Partnership Agreement. Reference in this Partnership Agreement to “including,” “includes” and “include” shall be deemed to be followed by “without limitation.”

15.16.2       Whenever in this Partnership Agreement a Person is permitted or required to make a decision (i) in its “sole discretion,” “sole and absolute discretion” or “discretion” the Person shall be entitled to consider any interests and factors as it desires, including its own interests and shall have no duty or obligation to give any consideration to any interest of or factor affecting the Partnership or any other Person, or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Partnership Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

15.17                 Joint Preparation. The Parties have participated jointly in the negotiation and drafting of this Partnership Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Partnership Agreement.

15.18                 Indemnification and Reimbursement for Payments on Behalf of an Interest Holder. If the Partnership is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Partner’s status or otherwise specifically attributable to a Partner (including federal, state or local withholding taxes imposed with respect to any payments to a Partner or federal withholding taxes with respect to foreign Persons), then such Partner (the Indemnifying Partner) shall indemnify the Partnership in full for the entire amount paid (including any interest, penalties and expenses associated with such payments). At the option of the General Partner, either:

(a)                                                         promptly upon notification of an obligation to indemnify the Partnership, the Indemnifying Partner shall make a cash payment to the Partnership equal to the full amount to be indemnified (provided that the amount paid shall not be treated as a Capital Contribution), or

(b)                                                         the Partnership shall reduce distributions that would otherwise be made to the Indemnifying Partner, until the Partnership has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Partnership Agreement).

An Indemnifying Partner’s obligation to make contributions to the Partnership under this Section 15.18 shall survive the termination, dissolution, liquidation and winding up of the Partnership and, for purposes of this Section 15.18, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Indemnifying Partner under this Section 15.18, including instituting a lawsuit to collect such contribution with interest calculated at the prime rate as announced from time to time in The Wall Street Journal plus five percentage points per annum (but not in excess of the highest rate per annum permitted by law).

15.19                 Partnership Legal Counsel. The General Partner and the Partnership have retained Norton Rose Fulbright as legal counsel in connection with the formation of the Company, and the Partnership expects to retain legal counsel in connection with the operation of the Partnership (collectively, Partnership Counsel). Partnership Counsel are not representing, and will not represent, any Limited Partner in connection with the formation of the Partnership, the offering of Interests, the management and operation of the Partnership or any dispute that may arise between the Partnership or the General Partner, on one hand, and any one or more Limited Partners, on the other hand (the Partnership Legal Matters). Each Limited Partner will, if it wishes counsel on a Partnership Legal Matter, retain its own independent counsel with respect thereto and will pay all fees and expenses of such independent counsel. Each Limited Partner hereby agrees that Partnership Counsel may represent the Partnership and/or the General Partner in connection with any and all Partnership Legal Matters (including any dispute between the Partnership and/or the General Partner and one or more Limited Partners) and waives any conflicts arising out of such representation, claims of attorney-client privilege or other basis for opposing Partnership Counsel playing this role or seeking to disqualify Partnership Counsel to the maximum extent permitted by the applicable rules of professional conduct. Each Limited Partner further acknowledges that, whether or not the Partnership Counsel has in the past represented such Limited Partner with respect to other matters, the Partnership Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Partnership Agreement.

15.20                 Anti-Money Laundering. Notwithstanding any other provision of this Partnership Agreement to the contrary, the General Partner, in its own name and on behalf of the Company, shall be authorized without the consent of any Person, including any Limited Partner, to take such action (including requiring any Limited Partner to provide it with such information) as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the subscription agreements signed by Limited Partners.

15.21                 Confidentiality. Each Limited Partner (or other Interest Holder) hereby covenants that, in accordance with the provisions of this Section 15.21 and to the fullest extent permitted by law, each such Limited Partner (or other Interest Holder) will maintain the confidentiality of any non-public information each such Limited Partner (or other Interest Holder) may receive from the Partnership or the General Partner. Where such non-public information has been received by the Partnership or the General Partner from the Target or another third party under an agreement of confidentiality (whether written or oral), then each Limited Partner (or other Interest Holder) shall maintain the level of confidentiality agreed to by the Partnership or the General Partner, to the extent the Partnership or the General Partner has disclosed such level to each such Limited Partner (or other Interest Holder). Otherwise, such non-public information shall generally be held in confidence in accordance with such procedures as such Limited Partner (or other Interest

Holder) applies generally to information of this kind. Nothing in this Section 15.21 shall be deemed to prohibit a Limited Partner (or other Interest Holder) from divulging any such information to the extent it is required to do so by law or regulation or pursuant to the request of any regulatory or quasi-regulatory body (provided that the Limited Partner (or other Interest Holder) provides the Partnership with reasonable prior notice of such disclosure requirement prior to making such disclosure) or to the divulging of such information to Persons to provide investment, accounting or legal advice to such Limited Partner (or other Interest Holder) (subject to such Persons’ maintaining the level of confidence described herein). Notwithstanding anything to the contrary herein, the General Partner shall have the right to keep confidential from each Limited Partner (or other Interest Holder) for such period of time as the General Partner determines is necessary, desirable or appropriate (i) any information that the General Partner believes to be in the nature of trade secrets and (ii) any other information (A) the disclosure of which the General Partner believes is not in the best interests of the Partnership as a whole or could damage the Partnership or the Target (including any information currently known by the General Partner relating to the Target) or (B) that the Partnership, the General Partner or any of their respective Affiliates, or the officers, employees or directors of any of the foregoing, is required by applicable law or by agreement with a third Person to keep confidential.

15.22                 ERISA. The General Partner shall operate the Partnership in such a manner so that the assets of the Partnership will not be considered “plan assets” within the meaning of the Plan Assets Regulations.

15.23                 Side Letters. The General Partner may, in its sole and absolute discretion and without any further action, approval or vote of any Limited Partner, enter into side letters or other writings with current or prospective individual Limited Partners which have the effect of establishing rights under, or altering or supplementing, the terms of this Agreement (Side Letters). Any rights established, or any terms of this Agreement altered or supplemented in a Side Letter with a Limited Partner shall govern with respect to such Limited Partner. The General Partner will promptly provide each Limited Partner with a copy of any Side Letter that is entered into with any other current or prospective Limited Partner and will give each such Limited Partner the opportunity to receive the rights and benefits set forth therein (to the extent that it is possible to apply such right or benefit to such Limited Partner).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below.

GENERAL PARTNER:

RAGING RIVER CAPITAL GP LLC

By:	/s/ Mark A. Radzik
Name: Mark A. Radzik
Title: Authorized Signatory

LIMITED PARTNERS:

GRANITE CREEK PARTNERS, LLC

By:	/s/ Mark A. Radzik
Name: Mark A. Radzik
Title: Authorized Signatory

WESTWOOD CAPITAL LLC

By:	/s/ Henry Park
Name: Henry Park
Title: Authorized Signatory